Exhibit 99.1

Bio-Bridge Science Signs an Equity Sale and Purchase Agreement with Xinheng Baide Biotechnology Co. Ltd.

OAK BROOK, Illinois--Bio-Bridge Science, Inc. (OTCBB:BGES), a biotechnology company engaged in the commercial development of vaccines for the prevention and treatment of human infectious diseases announced today that its wholly-owned subsidiary, Bio-Bridge Science (HK) Co., Ltd. has entered into a sale and purchase agreement (the "Agreement") with Xinheng Baide Biotechnology Co. Ltd.( the “Seller” or “Xinheng Baide”), a serum manufacturing company organized under the laws of the PRC, pursuant to which BGES has agreed to purchase newly issued shares of Seller. After the equity issuance, BGES shall control 51% of the outstanding capital stock of the Seller for a total cash purchase price of RMB 6 million (approximately US$ 865,000). The source of the cash to be used for subscribing to the new shares issued by the Seller will be from working capital of BGES. Xinheng Baide, located in the city of Huhhot in Inner Mongolia of the People’s Republic of China, manufactures and distributes bovine serum and other related products primarily in China. Bovine serum is used in vaccine production as well as scientific research. The sale and purchase agreement and related documents are subject to Chinese governmental approval. BGES expects to close the deal at the end of May 2008.

Dr. Liang Qiao, Chairman and CEO of Bio-Bridge said, “We are happy to see the execution of the sale and purchase agreement between Xinheng Baide and Bio-Bridge. I expect Xinheng Baide to grow significantly in the future from the synergies of both parties as well as the expected increase in the demand for serum in China. Xinheng Baide will fit into our strategic plan by providing a potential steady, while growing, source of revenues to us, as well as providing a new distribution channel for our products. I believe the cooperation will be beneficial for both parties.”

This press release contains forward-looking statements. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks defined in this document and in statements filed from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof. Please refer to the Company's SEC filings for additional information.

Contact:

Bio-Bridge Science, Inc.
Chris Young, 630-928-0869
cyoung@bio-bridge-science.com